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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated December 30, 1998, in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Charles River Associates Incorporated for the registration of 2,300,000 shares of Common Stock, and to the incorporation by reference therein of our report dated December 30, 1998, with respect to the consolidated financial statements of Charles River Associates Incorporated included in its Annual Report (Form 10-K) for the year ended November 28, 1998, filed with the Securities and Exchange Commission.


                                             /s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 21, 1999